                                                            Registration No. 33-

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             Delaware                                    11-2578230
   (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)

                              400 Rabro Drive East
                            Hauppauge, New York 11788
                                 (516) 582-5900

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Irwin Selinger
                            Chairman of the Board and
                             Chief Executive Officer
                       Graham-Field Health Products, Inc.
                              400 Rabro Drive East
                            Hauppauge, New York 11788
                                 (516) 582-5900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                               Richard S. Kolodny
                         Vice President, General Counsel
                       Graham-Field Health Products, Inc.
                              400 Rabro Drive East
                            Hauppauge, New York 11788
                                 (516) 582-5900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                         CALCULATION OF REGISTRATION FEE

==========================================================================================
                                       PROPOSED             PROPOSED
                       AMOUNT           MAXIMUM              MAXIMUM           AMOUNT OF
TITLE OF SHARES        TO BE        AGGREGATE PRICE         AGGREGATE         REGISTRATION
TO BE REGISTERED     REGISTERED       PER UNIT(1)       OFFERING PRICE(1)         FEE
------------------------------------------------------------------------------------------
COMMON STOCK,
$.025 PAR VALUE       313,887       $11.375              $3,570,404.625        $1,082
==========================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on average high and low prices for the Company's Common Stock on the New York Stock Exchange consolidated reporting system on April 7, 1997.

         The Registration hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.


                                 REGISTRATION STATEMENT           REGULATION S-K
                                 ITEM NUMBER AND CAPTION             ITEM NO.              LOCATION IN PROSPECTUS
                                 -----------------------             --------              ----------------------
1.   Forepart of the Registration
       Statement and Outside Front Cover
       Page of Prospectus.....................................     501(a)                Cover Page of Registration
                                                                                           Statement

                                                                      (b)                This Cross-Reference Sheet

                                                                      (c)                Inside Front Cover

2.   Inside Front and Outside Back
       Cover Pages of Prospectus..............................     502(a)                Inside Front Cover

                                                                      (b)                Not Applicable

                                                                      (c)                Inside Front Cover

                                                                      (d)                Not Applicable

                                                                  (e)-(g)                Not Applicable

3.   Summary Information, Risk Factors
       and Ratio of Earnings to Fixed
       Charges................................................     503(a)                The Company

                                                                      (b)                The Company

                                                                      (c)                Not Applicable

                                                                      (d)                Not Applicable

4.   Use of Proceeds..........................................     504                   Use of Proceeds

5.   Determination of Offering Price..........................     505                   Not Applicable

6.   Dilution.................................................     506                   Not Applicable

7.   Selling Security Holders.................................     507                   Selling Stockholders

8.   Plan of Distribution.....................................     508(a)-(b)            Not Applicable

                                                                      (c)-(d)            Plan of Distribution

                                                                      (e)-(j)            Not Applicable

9.   Description of Securities to be
        Registered............................................     202                   Not Applicable

10.  Interests of Named Experts and
       Counsel................................................     509                   Not Applicable

11.  Material Changes.........................................                           Material Changes

12.  Incorporation of Certain Information
       by Reference...........................................                           Incorporation of Certain
                                                                                           Documents by Reference

13.  Disclosure of Commission Position on
       Indemnification for Securities
       Act Liabilities........................................     510                   Not Applicable

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROSPECTUS

                SUBJECT TO COMPLETION, DATED APRIL        , 1997

                       GRAHAM FIELD HEALTH PRODUCTS, INC.

                                 313,887 SHARES
                                  COMMON STOCK


                              --------------------

                  The 313,887 shares of the common stock, par value $.025 per share (the "Common Stock") of Graham-Field Health Products, Inc. (the "Company"), offered hereby are being sold by the holders of the Common Stock named herein under "Selling Stockholders" (the "Selling Stockholders"). The outstanding Common Stock of the Company is, and the Common Stock offered hereby will be, listed on the New York Stock Exchange (the "NYSE"). On April 7, 1997, the last reported sale price of the Common Stock on the NYSE was $11.375 per share.

                  The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. Any or all of such Common Stock covered by this Prospectus may be sold, from time to time, by means of ordinary brokerage transactions or otherwise. See "Plan of Distribution."



                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              --------------------

                  Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute any offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 THE DATE OF THIS PROSPECTUS IS APRIL     , 1997

                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, on payment of prescribed charges. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information filed by the Company with the Commission through its Electronic Data Gathering Analysis and Retrieval (EDGAR) System. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock, $.025 par value, of the Company (the "Common Stock") offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission, and the exhibits relating thereto, which have been filed with the Commission. Copies of the Registration Statement and the exhibits are on file at the offices of the Commission and may be obtained upon payment of the fees prescribed by the Commission, or examined without charge at the public reference facilities of the Commission described above.


                              --------------------

                  No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company, the Selling Stockholders set forth under "Selling Stockholders" or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall under any circumstance imply that the information herein is correct as of any date subsequent to the date hereof.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

                  (b) The Company's Current Report on Form 8-K dated as of March 12, 1997 (Date of Event: February 28, 1997);

                  (c) The Company's Current Report on Form 8-K dated as of March 20, 1997 (Date of Event: March 7, 1997);

                  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  The Company will furnish, without charge, to any person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon such person's written or oral request, a copy of any and all of the information filed by the Company that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information). Requests for such copies should be directed to the Company at 400 Rabro Drive East, Hauppauge, New York 11788, Attention: Corporate Secretary (telephone number (516) 582-5900).

                                   THE COMPANY

                  The Company and its wholly owned subsidiaries (collectively, the "Company") manufacture, market and distribute medical, surgical and a broad range of other healthcare products into the home healthcare and medical/surgical markets through a vast dealer network consisting of approximately 18,500 customers in North America. The Company also markets and distributes its products throughout Europe, Central and South America, and Asia. The acquisition of Everest & Jennings International Ltd. ("Everest & Jennings") on November 27, 1996 has positioned the Company as one of the leading manufacturers of durable medical equipment in North America.

                  The Company's long-term strategic objective is to become the leading provider of medical products to the rapidly growing home healthcare and medical/surgical markets by offering the broadest product line in the industry, single-source purchasing and technologically advanced, cost-effective delivery systems. The cornerstone of the Company's sales and marketing strategy is the Company's Consolidation Advantage Program ("C.A.P."). Through C.A.P., the Company strives to become the most efficient, reliable low-cost provider of medical products by offering its customers the ability to significantly reduce their operating costs by consolidating the purchase of multiple product lines through a single source. C.A.P. significantly improves the level of service to the Company's customers by streamlining the purchasing process, increasing order turnaround, reducing delivery expenses, and providing on-demand inventory.

                  The Company markets and distributes approximately 23,000 products under its own brand names and under suppliers' names throughout the United States, Canada, Mexico, Europe, Central and South America, and Asia. The Company believes that no single competitor serving the Company's markets offers as broad a product range as the Company. The Company maintains distribution and manufacturing facilities throughout the United States, Canada, Mexico and Puerto Rico. The Company's products are marketed to approximately 18,500 customers, principally hospital, nursing home, physician and home healthcare dealers, healthcare product wholesalers and retailers, including drug stores, catalog companies, pharmacies and home-shopping related businesses. During the five years ended December 31, 1996, the number of products offered by the Company expanded from approximately 19,000 to approximately 23,000. The expansion of the number of products offered is primarily the result of an increase in the number of distributorship agreements with suppliers and acquisitions of other companies and product lines.

                  The Company's principal products and product lines include durable medical equipment (such as wheelchairs, homecare beds, ambulatory aids, bathroom and safety equipment), sphygmomanometers (blood pressure measuring devices), stethoscopes, ECG instruments, electronic thermometers, infrared heat treatment devices, adult incontinence products, nutritional supplements, specialty cushions and mattresses for the treatment and prevention of pressure sores, medicated and rubber elastic bandages, respiratory equipment and supplies, urologicals, ostomy products, wound care products, infection control products, first aid supplies, laboratory supplies, antiseptics, topical anesthetics and sterile disposable medical products. By offering a wide range of products from a single source, the Company enables its customers to reduce their costs associated with the purchasing process, including transaction, freight and inventory expenses. During the year ended December 31, 1996, approximately 28% of the Company's revenues were derived from products manufactured by the Company, approximately 18% of the Company's revenues were derived from imported products, and approximately 54% from products purchased from domestic sources, which includes products purchased from Everest & Jennings prior to the acquisition.

                  The Company was organized under the laws of the State of Delaware on April 6, 1981 under the name, Patient Technology, Inc. On May 27, 1988, the Company changed its name to Graham-Field Health Products, Inc. Except where the context otherwise requires, the word "Company" as used herein includes all of its subsidiaries. The Company's executive offices are located at 400 Rabro Drive East, Hauppauge, New York 11788 and its telephone number is (516) 582-5900.

MOTION 2000 ACQUISITION

                  On February 28, 1997, Everest & Jennings Canadian Limited ("EJC"), an indirect wholly-owned subsidiary of the Company, acquired (the "Motion 2000 Acquisition") substantially all of the assets and certain liabilities of Motion 2000 Inc. ("Motion 2000") and its wholly-owned subsidiary, Motion 2000 Quebec Inc. ("Motion Quebec"; Motion 2000 and Motion Quebec are collectively referred to as the "Motion 2000 Companies"), pursuant to an Asset Purchase Agreement dated as of February 10, 1997 (the "Asset Purchase Agreement"), by and among the Company, EJC and the Motion 2000 Companies. The purchase price for the net assets of the Motion 2000 Companies was $Cdn. 2.9 million (Canadian dollars), or approximately $2.15 million in U.S. dollars, which was paid by the issuance of 187,733 shares (the "Motion Shares") of the common stock of the Company, valued at $11.437 per share, of which 23,230 shares (the "Motion Escrowed Shares") were delivered into escrow. The purchase price is subject to adjustment if the final determination of the Closing Date Net Book Value (as defined in the Asset Purchase Agreement) of the assets acquired by EJC is equal to or less than Cdn. $450,000, or approximately $333,000 in U.S. dollars.

                  The Motion Escrowed Shares will be held in escrow until the earlier to occur (the "Release Date") of June 28, 1997 or the final resolution of the purchase price adjustment procedures as provided in the Asset Purchase Agreement. On the Release Date, a portion of the Motion Escrowed Shares will be released to Motion 2000 and Motion Quebec in an amount equal to the difference between (i) 28,095 shares and (ii) the sum of the number of (x) any Motion Escrowed Shares subject to any indemnification claims in favor of the Company,
(y) any shares used to satisfy any purchase price adjustment in favor of the Company, and (z) 18,729 shares. The balance of the Motion Escrowed Shares will be released to Motion 2000 and Motion Quebec on December 31, 1997, subject to any indemnification claims in favor of the Company.

                  The Motion 2000 Companies distribute a line of walkers, rollators, and pediatric wheelchair products and manufacture certain cushion products.

KUSCHALL ACQUISITION

                  On March 7, 1997, Everest & Jennings, Inc. ("EJI"), a wholly-owned subsidiary of the Company, acquired all of the issued and outstanding shares of the capital stock (the "Kuschall Stock") of Kuschall of America, Inc., a California corporation ("Kuschall"), pursuant to a Stock Purchase Agreement dated as of March 7, 1997 (the "Stock Purchase Agreement"), by and among the Company, EJI, Michael H. Dempsey, and Naomi C. Dempsey. In accordance with the terms of the Stock Purchase Agreement, EJI acquired the Kuschall Stock for a purchase price (the "Purchase Price") equal to $1,510,000. The purchase price was paid by the issuance and delivery of 116,154 shares (the "Kuschall Shares") of the common stock of the Company, valued at $13.00 per share, of which 23,230 shares (the "Kuschall Escrowed Shares") were delivered into escrow. The purchase price is subject to adjustment if the final determination of the Closing Date Net Book Value (as defined in the Stock Purchase Agreement) of the assets acquired by EJI is greater or less than $1,510,000.

                  All of the Kuschall Escrowed Shares will be released to Michael H. Dempsey and Naomi C. Dempsey on March 7, 1999, subject to any purchase price adjustments or claims for indemnification in favor of the Company.

                  Kuschall manufactures pediatric wheelchairs, high-performance adult wheelchairs and other rehabilitation products. Kuschall has a significant presence in the United States, Canada, Japan, New Zealand and Australia.

                                 USE OF PROCEEDS

                  The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock offered hereby, unless any of the Motion Escrowed Shares or Kuschall Escrowed Shares are delivered to the Company in satisfaction of any purchase price adjustments or claims for indemnification in favor of the Company in connection with the Motion 2000 Acquisition and/or Kuschall Acquisition.


                              SELLING STOCKHOLDERS

                  The Motion Shares were acquired by Motion 2000 and Motion Quebec in connection with the closing of the Motion 2000 Acquisition on February 28, 1997. The Kuschall Shares were acquired by Michael H. Dempsey and Naomi C. Dempsey in connection with the closing of the Kuschall Acquisition on March 7, 1997. The Company has agreed to register the Motion Shares and Kuschall Shares offered hereby, and may from time to time supplement or amend this Prospectus, as required, to provide other information with respect to the Selling Stockholders.

                  The former principal of Kuschall, Michael H. Dempsey, entered into a three (3) year consultant agreement dated as of March 7, 1997, pursuant to which Mr. Dempsey will act as a consultant to the Company. In consideration of Mr. Dempsey acting as a consultant to the Company, Mr. Dempsey was granted a stock option to purchase 10,000 shares of the common stock of the Company pursuant to a Stock Option Agreement dated as of April 1, 1997, by and between the Company and Mr. Dempsey. In addition, under the terms of Mr. Dempsey's consulting agreement with the Company, Mr. Dempsey will be granted a stock option to purchase 10,000 shares of the common stock of the Company on April 1, 1998 and April 1, 1999.

                  The table set forth below contains certain information regarding ownership of the Company's Common Stock by the Selling Stockholders. The Selling Stockholders may offer all or part of the Common Stock which they hold pursuant to the offering contemplated by this Prospectus.

                                     TABLE I




                         SHARES OWNED                              NO. OF SHARES
                           PRIOR TO         SHARES BEING            OWNED AFTER
   STOCKHOLDER             OFFERING           OFFERED               OFFERING(2)
   -----------             --------           -------               -----------
Motion 2000               174,465(1)          174,465                     0

Motion Quebec              13,628              13,628                     0

Michael H. Dempsey         37,343(3)           37,343                     0

Naomi C. Dempsey           88,811              88,111                     0
                          -------             -------                   ---

         Total            313,887             313,887                     0
                          =======             =======                   ===

------------------------
(1)      Does not include 1,140 shares of Common Stock beneficially owned by two
         (2) stockholders of Motion 2000.

(2) The calculation of the number of shares of Common Stock owned after the offering assumes the sale of all shares offered hereby.

(3) Includes 10,000 shares of Common Stock underlying stock options granted to Mr. Dempsey on April 1, 1997.

                              PLAN OF DISTRIBUTION

                  The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock offered hereby. Any or all of the shares of Common Stock may be sold from time to time (i) to or through dealers, (ii) directly to one or more other purchasers, (iii) through brokers and agents, or (iv) through a combination of any such methods of sale. The Selling Stockholders and any such dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by an agreement between the Selling Stockholders and brokers or dealers. Brokers or dealers acting in connection with the sale of Common Stock contemplated by this Prospectus may receive fees or commissions in connection therewith.

                  At the time a particular offer of Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

                  The outstanding Common Stock is, and the Common Stock offered hereby will be, listed on the NYSE.

                  Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and with limiting the foregoing, the Selling Stockholders and any person participating in the distribution of the Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any such other person.

                  In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Common Stock may not be sold unless it has been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available.

                  Pursuant to an agreement with the Selling Stockholders, the Company has agreed to file the Registration Statement of which the Prospectus is a part with the Commission and use its best efforts to have it declared effective. Under the terms of the agreement with the Selling Stockholders, the Company has agreed to use its best efforts to keep such Registration Statement continuously effective for a period of up to two years from the date the Registration Statement is first declared effective by the Commission.

                  Pursuant to the agreement with the Selling Stockholders, the Company has agreed to pay any and all expenses incident to the performance of or compliance with such agreement including, among other things, registration and filing fees, fees and expenses incurred in connection with compliance with securities or blue sky laws of the applicable states, fees and disbursements of counsel and independent public accountants for the Company, the fees and disbursements of counsel to the Selling Stockholders, underwriting discounts and commissions, and transfer taxes, if any.

                                  LEGAL MATTERS

                  The legality of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy.

                                     EXPERTS

                  The consolidated financial statements and schedule of Graham-Field Health Products, Inc. (the "Company") appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  An itemized statement of the estimated amount of all expenses in connection with the distribution of the securities registered hereby is as follows:

         Securities and Exchange Commission
           registration fee                                              $ 1,082
         Legal fees and expenses                                           5,000
         Accounting fees and expenses                                      2,500
         Transfer Agent's fees                                             1,500
         Miscellaneous                                                     1,500
                                                                         -------

                  Total                                                  $11,582
                                                                         =======




ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify any of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) in connection with any criminal action or proceeding if such person had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 145 provides that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation only to the extent that, the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Article V of the Company's By-laws requires that the Company indemnify its directors and officers for certain liabilities incurred in the performance of their duties on behalf of the Company to the fullest extent permitted or required by the Delaware General Corporation Law.

                  The Company's Certificate of Incorporation, as amended, provides that directors of the Company shall not be personally liable to the Company or to its stockholders for monetary damages for (i) any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any act or omission where the liability of the director is expressly provided for by certain statutes listed therein or
(iv) any transaction for which the director derived an improper personal benefit.

                  The Company has a directors and officers liability insurance policy in effect which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his capacity as an officer or director.

ITEM 16.  EXHIBITS

                  (a)      Exhibits:

                           2.1 Asset Purchase Agreement dated as of February 10, 1997, by and among the Company, Everest & Jennings Canadian Limited, Motion 2000 Inc. and Motion 2000 Quebec Inc. is incorporated by reference to Exhibit 2(a) to the Company's Report on Form 8-K dated as of March 12, 1997.

                           2.2 Stock Purchase Agreement dated as of March 7, 1997, by and among the Company, Everest & Jennings, Inc., Michael H. Dempsey, and Naomi C. Dempsey is incorporated by reference to Exhibit 2(a) to the Company's Report on Form 8-K dated as of March 20, 1997.

                           5.1      Opinion of Milbank, Tweed, Hadley & McCloy.

                           23.1 Consent of Ernst & Young LLP, independent auditors.

                           23.2 Consent of Milbank, Tweed, Hadley & McCloy (included in Exhibit 5.1).

                           25 Power of Attorney (included in the signature pages to this Registration Statement).

ITEM 17.  UNDERTAKINGS.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, Graham-Field Health Products, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hauppauge, New York on April 7, 1997.

                                   GRAHAM-FIELD HEALTH PRODUCTS, INC.


                                   By:  s/ Irwin Selinger
                                        ----------------------------------------
                                           Irwin Selinger, Chairman of the
                                           Board and Chief Executive Officer

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Irwin Selinger as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.


      Signatures                      Title                            Date
      ----------                      -----                            ----
s/ Irwin Selinger           Chairman of the Board and             April 7, 1997
-----------------------     Chief Executive Officer
   Irwin Selinger           (Principal Executive
                            Officer and Director)


s/ Gary M. Jacobs           Vice President/Finance                April 7, 1997
-----------------------     and Chief Financial Officer
   Gary M. Jacobs           (Principal Financial Officer)

s/ David P. Delaney
-----------------------
   David P. Delaney, Jr.    Director                              April 7, 1997


s/  Harold Lazarus
-----------------------
Dr. Harold Lazarus          Director                              April 7, 1997


s/ Louis A. Lubrano
-----------------------
   Louis A. Lubrano         Director                              April 7, 1997


s/ Andrew A. Giordano
-----------------------
   Andrew A. Giordano       Director                              April 7, 1997


s/ Robert Spiegel
-----------------------
   Robert Spiegel           Director                              April 7, 1997


s/ Steven D. Levkoff
-----------------------
   Steven D. Levkoff        Director                              April 7, 1997


s/ Bevil J. Hogg
-----------------------
   Bevil J. Hogg            Director                              April 7, 1997


s/ Rodney F. Price
-----------------------
   Rodney F. Price          Director                              April 7, 1997


s/ Donald Press
-----------------------
   Donald Press             Director                              April 7, 1997


s/ Peter Handal
-----------------------
   Peter Handal             Director                              April 7, 1997

                                  EXHIBIT INDEX

ITEM NO.                                             DESCRIPTION


(a)      Exhibits:

         2.1 Asset Purchase Agreement dated as of February 10, 1997, by and among the Company, Everest & Jennings Canadian Limited, Motion 2000 Inc. and Motion 2000 Quebec Inc. is incorporated by reference to Exhibit 2(a) to the Company's Report on Form 8-K dated as of March 12, 1997.

         2.2 Stock Purchase Agreement dated as of March 7, 1997, by and among the Company, Everest & Jennings, Inc., Michael H. Dempsey, and Naomi C. Dempsey is incorporated by reference to
                  Exhibit 2(a) to the Company's Report on Form 8-K dated as of March 20, 1997.

         5.1      Opinion of Milbank, Tweed, Hadley & McCloy.

         23.1     Consent of Ernst & Young LLP, independent auditors.

         23.2     Consent of Milbank, Tweed, Hadley & McCloy (included in
                  Exhibit 5.1).

         25 Power of Attorney (included in the signature pages to this Registration Statement).